EX‑34.20

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Report of Independent Registered Public Accounting Firm

To the Board of Directors, PNC Financial Services Group, Inc.:

We have examined management's assertion, included in the accompanying Report on Assessment of

Compliance with Regulation AB Servicing Criteria, that Midland Loan Services, a division of PNC Bank,

National Association ("Midland" or the "Company") complied with the servicing criteria set forth in Item

1122(d) of the Securities and Exchange Commission's Regulation AB for the commercial mortgage-backed securitiestransactions (the "Platform"), as of December 31, 2014 and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(3)(i)(B), 1122(d)(3)(i)(C), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iii),

1122(d)(3)(iv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activitiesperformed by it with respect to the Platform. Management is responsible for the Company's compliancewith the servicing criteria. Our responsibility is to express an opinion on management's assertionbased on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company

Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis,

evidenceabout the Company's compliance with the applicable servicing criteria and performing such other proceduresas we considered necessary in the circumstances. Our examination included testing of selected asset-backedtransactions and securities that comprise the Platform, testing of selected servicing activities relatedto the Platform, and determining whether the Company processed those selected transactions and performedthose selected activities in compliance with the applicable servicing criteria. Our procedures werelimited to the selected transactions and servicing activities performed by the Company during the periodcovered by this report. Our procedures were not designed to detect noncompliance arising from errorsthat may have occurred prior to or subsequent to our tests that may have affected the balances or amountscalculated or reported by the Company during the period covered by this report. We believe that ourexamination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that Midland complied with the aforementioned applicable servicingcriteria as of and for the year ended December 31, 2014 for the Platform is fairly stated, in all materialrespects.

/s/ PricewaterhouseCoopers LLP

February 25, 2015

PricewaterhouseCoopers LLP, 1100 Walnut Street, Suite 1300, Kansas City, MO 64106

T: (816) 472 7921, F: (816) 218 1890 www.pwc.com/us